Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

StoneMor Inc.

AXAR CEMETERY MERGER CORP.

and

AXAR CEMETERY PARENT CORP.

Dated as of May 24, 2022

Table of Contents

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ii

Exhibit A – Limited Guarantee

Exhibit B – Term Sheet

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 24, 2022, is entered into by and among StoneMor Inc., a Delaware corporation (the “Company”), Axar Cemetery Parent Corp., a Delaware corporation (“Parent”), and Axar Cemetery Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Company, Parent and Merger Sub intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the Conflicts Committee of the Company Board (the “Special Committee”), has: (a) determined that the terms of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders (other than the holders of the Excluded Shares (as defined below)); (b) determined that it is in the best interests of the Company and its stockholders (other than the holders of the Excluded Shares) and declared it advisable to enter into this Agreement; (c) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; and (d) resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Axar Vehicles (as defined below) have entered into a limited guarantee, a true, correct, and complete copy of which is attached hereto as Exhibit A, pursuant to which, among other things, the Axar Vehicles have agreed to guarantee certain potential payment obligations of Parent and Merger Sub in accordance with the terms thereof;

WHEREAS, immediately prior to the consummation of the Transactions, pursuant to that certain Contribution Agreement, to be entered into on the Closing Date, by and between Axar Cemetery Holdings LLC, a Delaware limited liability company (“AC Holdings”) and the Axar Vehicles, the Axar Vehicles shall contribute the Shares held by such entities to AC

Holdings in exchange for proportionate membership interest in AC Holdings (the “First Contribution”);

WHEREAS, immediately prior to the consummation of the Transactions, and immediately following the First Contribution, pursuant to that certain Contribution Agreement, to be entered into on the Closing Date, by and between Parent and AC Holdings, AC Holdings shall contribute the Shares held by it to Parent in exchange for an equal number of Parent Shares (as defined below); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.01 Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company as those contained in the Confidentiality Agreement.

“AC Holdings” has the meaning set forth in the Recitals.

“Action” has the meaning set forth in Section 4.09(a).

“Affiliate” of a specified person means (a) any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, and (b) with respect to any specified person who is a natural person, any member of the immediate family of such natural person; provided that Parent, Merger Sub, Axar and the Axar Vehicles shall not be deemed Affiliates of the Company or any Company Subsidiaries, and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 8.04(b).

“Axar” means Axar Capital Management, LP.

“Axar Shares” means Shares held by any of Axar, Parent, Merger Sub, any Axar Vehicle or any direct or indirect Subsidiary of Axar, Parent, Merger Sub or any Axar Vehicle (other than the Company and its direct or indirect Subsidiaries).

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“Axar Vehicles” means any fund or account managed by Axar (other than AC Holdings, Parent and Merger Sub) that holds Shares; provided that, for purposes of Section 8.02(c) and Section10.06(a)(iv), “Axar Vehicles” means any fund or account managed by Axar that holds Shares.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).

“Benefit Plan” means each: (a) “employee benefit plan” (as defined in Section 3(3) of ERISA but whether or not subject to ERISA, and, for the avoidance of doubt, including any such plans referred to as schemes rather than plans in any non-U.S. jurisdiction); (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement; (c) employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement; or (d) other compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Significant Company Subsidiary for the benefit of any Company Personnel or any beneficiary or dependent thereof, or between the Company or any of the Significant Company Subsidiaries, on the one hand, and any Company Personnel or any beneficiary or dependent thereof, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of the Significant Company Subsidiaries, and in each case whether or not: (i) subject to the Laws of the United States; (ii) in writing; or (iii) funded.

“Book-Entry Shares” has the meaning set forth in Section 3.03(b).

“Business Day” means any day other than Saturday, Sunday or a day on which banks are required or authorized by Law to close in New York City, New York.

“Cancelled Company Options” has the meaning set forth in Section 3.01(c)(i).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Change in Company Recommendation” has the meaning set forth in Section 8.04(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” has the meaning set forth in Section 4.20(f).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

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“Company Disclosure Letter” means the disclosure schedule delivered to Parent and Merger Sub by the Company simultaneously with the execution and delivery of this Agreement.

“Company Employee” has the meaning set forth in Section 8.09(a).

“Company Employee Option Award” means a Company Option Award (a) that was granted to a Person in connection with the Person’s current or prior employment with the Company or any Company Subsidiary and (b) pursuant to which Company Options are outstanding and unexpired immediately prior to the Effective Time.

“Company Equity Plan” means the StoneMor Amended and Restated 2019 Long-Term Incentive Plan, as amended from time to time, or other stock option, stock purchase or other equity-based compensation plan, program or arrangement of the Company or Company Subsidiary.

“Company Financial Statements” has the meaning set forth in Section 4.07(e).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Transactions by the Company or otherwise be materially adverse to the ability of the Company to perform its obligations under this Agreement; provided, however, that, solely with respect to clause (a) above (and, in the case of clauses (ix) and (x) below, with respect to clauses (a) and (b) above), in no event shall any Effect to the extent arising out of or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (ii) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date hereof; (iii) changes in applicable Laws (or any interpretation or enforcement thereof) that are binding on the Company or any of the Company Subsidiaries; (iv) Effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including the initiation of stockholder litigation or other legal proceeding related to this Agreement or the Transactions (provided that this clause (iv) shall not apply in the determination of a breach or violation of the representations and warranties that address the effects of, or the ability of the Company to enter into and consummate, this Agreement and the Transactions); (v) acts of God, natural disasters, epidemics, pandemics, declarations of war, acts of sabotage or terrorism, outbreak or escalation of hostilities, or lockdowns, sanctions or other government actions in response to any thereof; (vi) changes in the market price or trading volume of the Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vii) actions or omissions of the Company or any of the Company Subsidiaries taken that are expressly required by this Agreement or with the written consent or at the written request of Parent or Merger Sub; (viii) Effects affecting the industries or markets in which the Company and the Company

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Subsidiaries operate; (ix) Effects resulting from any action, event, or transaction described in (or required to be described in) Item 13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC, as the same may be amended, or any misstatement or omission therein, or any Action arising therefrom or related thereto, or any order, writ, judgment, injunction, decree, determination, award, or settlement relating to any such Action, (collectively, the “Item 13 Matters”); or (x) any default or event of default under the Indenture arising from or relating to any Item 13 Matter, or any declaration by bondholders or the trustee thereunder of such an event of default, or any acceleration of the Notes resulting therefrom; provided that any Effects set forth in clauses (i), (ii), (iii), (v) and (viii) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

“Company Option” means an option granted pursuant to a Company Option Award under a Company Equity Plan that entitles the holder to purchase Shares at a specified price.

“Company Option Award” means each separate award of Company Options granted pursuant to a written award agreement under the Company Equity Plan.

“Company Option Award Holder” means the Person who was granted, and is a party to, a Company Employee Option Award, or the applicable beneficiary of such Person.

“Company Permits” has the meaning set forth in Section 4.06(a).

“Company Personnel” has the meaning set forth in Section 4.10(b).

“Company Phantom Unit” means a phantom unit granted under a Company Equity Plan with respect to a Share.

“Company Recommendation” has the meaning set forth in Section 4.03(b).

“Company Restricted Share” means a Share granted under a Company Equity Plan that is subject to vesting or other lapse restrictions.

“Company SEC Reports” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.02.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Subsidiary Securities” has the meaning set forth in Section 4.04.

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“Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue of the Company is attributable; (b) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and the Company Subsidiaries that constitute or represent 20% or more of the total revenue or assets of the Company and the Company Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company; (d) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any class of equity securities of the Company; or any combination of the foregoing; or (e) any combination of the foregoing. For purposes of this definition, revenue of the Company shall be determined on a consolidated basis for the prior 12-month period ending on the last day of the last fiscal quarter preceding the date of determination and shall be determined in accordance with GAAP.

“Conduct Exceptions” has the meaning set forth in Section 7.01.

“Confidentiality Agreement” means the confidentiality agreement, dated even herewith, 2022, by and among the Company and Axar.

“Contract” means any written or oral note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Covenant Period” has the meaning set forth in Section 7.01.

“Converted Parent Options” has the meaning set forth in Section 3.01(c)(i).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.02.

“Effect” means any fact, event, circumstance, change, development or effect.

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Laws” means all Laws relating to: (a) Releases or threatened Releases of Hazardous Materials; (b) the manufacture, handling, transport, use, treatment,

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storage or disposal of Hazardous Materials; (c) the environment; or (d) the protection of human health and safety.

“Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” has the meaning set forth in Section 4.05(b).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Excluded Party” means any Third Party from which the Company receives during the Go-Shop Period a definitive bona fide written proposal for a Competing Transaction that (a) remains pending as of, and shall not have been withdrawn on or prior to, the Go-Shop Period End Date (or, for any date on or prior to the Go-Shop Period End Date, such Competing Transaction shall not have been withdrawn as of such date) and (b) the Special Committee determines in good faith on or prior to the Go-Shop Period End Date, after consultation with the Financial Advisor and outside legal advisors, constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that a person that is an Excluded Party shall cease to be an Excluded Party (A) upon the withdrawal, termination or expiration of such Competing Transaction (as it may be amended, adjusted, changed, revised, extended and supplemented), or (B) the determination by the Special Committee that such Third Party’s Competing Transaction no longer constitutes or is not reasonably likely to result in a Superior Proposal.

“Excluded Shares” means, collectively, (a) the Axar Shares and (b) Shares held by the Company.

“Financial Advisor” has the meaning set forth in Section 4.03(c).

“First Contribution” has the meaning set forth in the Recitals.

“GAAP” has the meaning set forth in Section 4.07(b).

“Go-Shop Period” has the meaning set forth in Section 8.04(a).

“Go-Shop Period End Date” has the meaning set forth in Section 8.04(a).

“Governmental Authority” means any nation or government, any public, regulatory or taxing authority, instrumentality, commission, court, ministry, tribunal or board of any nation or government or political subdivision thereof or any governmental or quasi-governmental or other regulatory agency, regulatory authority, self-regulatory or arbitral body (including the NYSE), in each case, whether foreign, domestic or supranational and whether national, federal, provincial, state, regional, local or municipal.

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“Hazardous Materials” means any substance or waste defined and regulated as hazardous, acutely hazardous or toxic under applicable Environmental Laws.

“Indebtedness” means, with respect to any person: (a) all indebtedness of such person, whether or not contingent, for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services; (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as finance leases; (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities; (h) liability arising out of any other extension of credit to the Company or any Company Subsidiaries (including reimbursement or payment obligations with respect to surety bonds and similar instruments); (i) all deferred obligations of such person to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument; and (j) all Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 8.05(b).

“Indemnity Proceeding” has the meaning set forth in Section 8.05(c).

“Indenture” means the Indenture, dated as of May 11, 2021, by and among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee, with respect to the Company’s 8.500% Senior Secured Notes due 2029.

“Insider Shares” means Shares held by any (i) member of the Company Board, (ii) any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act) and (iii) any immediate family members of any of the foregoing individuals.

“Intellectual Property” means: (a) inventions and discoveries, whether patentable or not, in any jurisdiction, including United States, non-United States and international patents, patent applications (including divisions, continuations, continuations in part and renewal applications) and statutory invention registrations, and any renewals, extensions or reissues thereof, in any jurisdiction; (b) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, trade names, corporate names and other source identifiers, the goodwill associated with the foregoing and registrations and applications for registration thereof including any extension, modification or renewal of any such registration or application; (c) copyrightable works, copyrights, and registrations and applications for registration thereof; (d)

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confidential and proprietary information, including Trade Secrets; (e) rights of privacy, publicity and endorsement; and (f) any similar intellectual property or proprietary rights.

“Intervening Event” means any material Effect that was not known or reasonably foreseeable by the Special Committee as of or prior to the date hereof (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Special Committee as of or prior to the date hereof), which Effect or consequences, as applicable, become known by the Special Committee prior to the time the Company receives the Requisite Company Vote; provided that in no event shall: (a) the receipt, existence or terms of a Competing Transaction or a Superior Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether an Intervening Event has occurred; (b) any changes in the market price or trading volume of the Shares or the fact that the Company meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period constitute an Intervening Event (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (b) may be taken into account in determining whether and Intervening Event has occurred); or (c) any Effect resulting from any actions or omissions of the Company or any of the Company Subsidiaries taken as expressly required by this Agreement (other than with respect to any obligation of the Company in accordance with Section 7.01) or with the written consent or at the written request of Parent or Merger Sub be taken into account for purposes of determining whether an Intervening Event has occurred.

“IRS” means the United States Internal Revenue Service.

“Item 13 Matters” has the meaning given in this Section in the definition of “Company Material Adverse Effect”.

“knowledge” means, with respect to the Company, the actual knowledge, after due inquiry and investigation, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to Parent and Merger Sub, the actual knowledge, after due inquiry and investigation, of Andrew Axelrod.

“Law” means any statute, law (including common law), constitution, ordinance, regulation, rule, code, executive order, injunction, judgment, ruling, decree or other order.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien, charge, encumbrance, easement, adverse claim, title defect, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Contracts” has the meaning set forth in Section 4.14(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

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“Merger Sub” has the meaning set forth in the Preamble.

“Non-Recourse Parties” has the meaning set forth in Section 10.07.

“Notice Period” has the meaning set forth in Section 8.04(f).

“NYSE” has the meaning set forth in Section 4.05(b).

“Option Exchange Ratio XE “Option Exchange Ratio” ” means the quotient determined by dividing (a) the Merger Consideration by (b) the fair market value of a Parent Share immediately following the Effective Time determined in accordance with Section 409A of the Code.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 8.09(b).

“Parent Shares” means shares of common stock of Parent, par value $0.01 per share.

“Paying Agent” has the meaning set forth in Section 3.03(a).

“Permitted Liens” means: (a) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company or any of the Company Subsidiaries so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Company Subsidiaries of any Contract or Law; (b) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; provided that such regulations have not been materially violated; (c) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (d) Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties; (e) any Liens imposed by applicable Law; (f) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations and for which adequate accruals or reserves have been established in accordance with GAAP; (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (h) in the case of securities, limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities (provided that there is no material violation thereunder that has resulted in such limitations or restrictions); and (i) Liens that are disclosed in, or securing Indebtedness that are disclosed in the Company SEC Reports filed prior to the date of this Agreement.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the

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Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Phantom Unit Consideration” has the meaning set forth in Section 3.01(c).

“Proxy Statement” has the meaning set forth in Section 8.01.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Schedule 13E-3” has the meaning set forth in Section 8.01.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” has the meaning set forth in Section 4.07(a).

“Shares” means shares of common stock of the Company, $0.01 par value per share.

“Significant Company Subsidiary” has the meaning set forth in Section 4.01.

“Special Committee” has the meaning set forth in the Recitals.

“Stock Certificate” has the meaning set forth in Section 3.01(a).

“Stockholder” means any holder of the Shares.

“Stockholders’ Meeting” has the meaning set forth in Section 8.02(a).

“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries; (b) of which at least 50% of the equity interests is controlled by such person by any one or more of such person’s subsidiaries; (c) of which such party or any subsidiary of such party is a general partner; (d) whose assets and financial results are consolidated with the net earnings of such person and are recorded on the books of such person for financial reporting purposes in accordance with GAAP; or (e) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation

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S-X promulgated pursuant to the Exchange Act; provided that, for purposes of this Agreement, none of the Company or any Company Subsidiary shall be deemed to be a Subsidiary of Parent, Merger Sub or Axar prior to the Effective Time.

“Superior Proposal” means a written, bona fide offer that did not result from a breach of this Agreement made by a person with respect to a Competing Transaction that the Special Committee determines, in its good faith judgement (after (a) consultation with the Financial Advisor and outside legal counsel and (b) taking into consideration all terms and conditions relating to such offer, including all legal, financial, regulatory and other aspects of such offer, including the likelihood and timing of consummation thereof, the identity of the person or group making the offer and any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 8.04(f) prior to the time of determination), to be more favorable to the Company and the Stockholders (other than the holders of the Excluded Shares) from a financial point of view than the Merger. For purposes of the definition of “Superior Proposal”, each reference to “10%” or “20%”, as the case may be, in the definition of “Competing Transaction” shall be replaced with “50%”. For a Competing Transaction to constitute a Superior Proposal: (i) such Competing Transaction must not be subject to a financing condition; (ii) the Special Committee shall have reasonably concluded that the Person making such offer has the financial wherewithal (together with up to $10,000,000 in cash of the Company) necessary to perform its obligations thereunder and to consummate the transactions contemplated thereby (including the financial wherewithal to comply and/or cause the Company to comply with its obligations under Section 5.14 of the Indenture in connection therewith); and (iii) that any financing required by such Person in connection with the Competing Transaction is then supported by financing commitments that, if executed in connection with definitive documentation for a transaction, would be sufficient for such purposes.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, and any liability for any of the foregoing as a transferee, including: (a) taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns or any documents with respect to or accompanying payments of estimated Taxes.

“Termination Date” has the meaning set forth in Section 10.02(a).

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“Termination Fee” has the meaning set forth below, as applicable: (A) in the case of any Termination Fee payable pursuant to Section 10.06(a)(i), Section 10.06(a)(ii), or Section 10.06(a)(iv), $4,200,000; provided, however, that in the case of any Termination Fee payable pursuant to Section 10.06(a)(ii) in connection with a termination of this Agreement on or before the Go-Shop Period End Date, the Termination Fee shall be $2,100,000; and (B) in the case of any Termination Fee payable pursuant to Section 10.06(a)(iii), $2,100,000.

“Third Party” means any person other than Parent and Merger Sub and, for purposes of Section 8.04, and person other than an Excluded Party.

“Trade Secrets” has the meaning set forth in Section 4.12.

“Transactions” has the meaning set forth in the Recitals.

Section 1.02 Interpretation; Headings. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “$” shall be to U.S. dollars. References to days mean calendar days unless otherwise specified. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, except, in the case of agreements or instruments listed in the Company Disclosure Letter, only to the extent the applicable amendment, modification or supplement is also appropriately listed therein. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no

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presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II
THE MERGER

Section 2.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL, and the separate existence of Merger Sub shall cease, and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the Transactions. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Sub.

Section 2.02 Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Article X, and unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of signatures (including portable document format (.pdf)) commencing as promptly as practicable (and in any event no later than 10:00 a.m., New York City time, on the date (the “Closing Date”) that is two Business Days following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement, or such other date as is agreed by the Company and Parent.

Section 2.03 Effective Time. Subject to the terms and conditions of this Agreement, concurrently with the Closing, Merger Sub and the Company shall cause the Merger to be consummated by the filing of a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger in accordance with the DGCL. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 2.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

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(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 8.05(a), the certificate of incorporation of the Company, by virtue of the Merger and without any further action by the Surviving Corporation, shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “StoneMor Inc.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 8.05(a), the parties hereto shall take all actions necessary so that the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.05 Directors and Officers of the Surviving Corporation. The parties hereto shall take all actions necessary at the Effective Time so that (a) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time and (b) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, in each case, unless otherwise determined by Parent in a written notice delivered to the Company in accordance with Section 11.02 prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE III
CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, shall be converted into the right to receive $3.50 in cash per Share without interest (the “Merger Consideration”) payable in the manner provided in Section 3.03. All Shares that are converted into the right to receive the Merger Consideration as provided in this Section 3.01(a) shall no longer be outstanding and shall be automatically cancelled and cease to exist as of the Effective Time. Each certificate (or evidence of Shares in book-entry form) that, immediately prior to the Effective Time, represented any such Shares (each such certificate or evidence, a “Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the

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Merger Consideration to be paid in consideration therefor upon surrender of such Stock Certificate in accordance with Section 3.03(b).

(b) Treatment of Excluded Shares. All Excluded Shares that are held by the Company shall be automatically cancelled and cease to exist as of the Effective Time, without any conversion thereof and no payment or distribution shall be made with respect thereto. All Excluded Shares that are Axar Shares and that are issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Company Equity Awards. At the Effective Time:

(i) With respect to each Company Employee Option Award: (A) 50% of the Company Options subject to such Company Employee Option Award, rounded up to the nearest whole number (such Company Options, the “Cancelled Company Options”) shall, automatically and without any action on the part of the Company Option Award Holder, be canceled in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (1) the excess, if any, of the Merger Consideration over the applicable exercise price of the applicable Company Employee Option Award, and (2) the number of Shares subject to such Cancelled Company Options, less any required withholding taxes; and (B) the remaining Company Options subject to such Company Employee Option Award, rounded down to the nearest whole number, shall, automatically and without any action on the part of Company Option Award Holder, be assumed by Parent and converted into fully vested options to purchase (on the same terms and conditions as were applicable to such Company Options pursuant to the Company Equity Plan and the Company Employee Option Award prior to the Effective Time) that number of Parent Shares, rounded down to the nearest whole share, equal to that number of Shares subject to such Company Option immediately prior to the Effective Time (each, a “Converted Parent Option”). The exercise price per Parent Share subject to any such Converted Parent Option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price per Share subject to the applicable Company Employee Option Award immediately prior to the Effective Time divided by (B) the Option Exchange Ratio.

(ii) Each Company Restricted Share that is subject to an award under the Company Equity Plan immediately prior to the Effective Time shall vest in full and become free of such restrictions and shall be converted into the right to receive the Merger Consideration in accordance with Section 3.01(a) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Shares generally.

(iii) Each award of Company Phantom Units that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash, without interest and subject to Section 3.03(g), equal to the product of (A) the Merger Consideration and (B) that number of Shares subject to such award of Company Phantom Units (the aggregate amount payable in respect of each such award of Company Phantom Units, the “Phantom Unit Consideration”). Parent shall cause the Surviving Corporation to pay the Phantom Unit Consideration to the prior holder of the applicable cancelled award of Company Phantom Units (or such holder’s applicable beneficiary,

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heir or permitted assign) at or reasonably promptly after the Effective Time (but in no event later than seven Business Days after the Effective Time).

(d) Share Capital of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Such shares of common stock, together with the shares issued pursuant to Section 3.01(b), shall be the only issued and outstanding shares of capital stock of the Surviving Corporation, which shall be reflected in the stock ledger of the Surviving Corporation.

Section 3.02 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.02, to receive payment of the Merger Consideration as provided in Section 3.01(a). Any holder of Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of dissenting shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s Shares under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL. If, after the Effective Time, a holder of Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt written notice of any written demands for appraisal of any Shares received by the Company under Section 262 of the DGCL, any withdrawal of any such demand and any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any notices or demands for appraisal of any Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 3.03 Exchange of Stock Certificates, etc.; Paying Agent.

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(a) Paying Agent. At or prior to the Effective Time, Parent and the Company shall deposit, or cause to be deposited with a bank or trust company that may be designated by Parent and reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”), for the benefit of the Stockholders (other than holders of Excluded Shares and Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 3.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a Stockholder of record entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates held by such person shall pass, only upon proper delivery of Stock Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of uncertificated Shares represented by book-entry interests (“Book-Entry Shares”), upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of any Stock Certificates (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required in exchange for the Merger Consideration. Upon surrender of a Stock Certificate (or effective affidavits of loss in lieu thereof) and/or such other documents as may be reasonably required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each Stockholder holding Shares represented by such Stock Certificate shall be entitled to receive in exchange therefor an amount (after giving effect to any required Tax withholdings) equal to (1) the number of Shares represented by such Stock Certificate multiplied by (2) the Merger Consideration, and the Stock Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of the Book-Entry Shares the amount that such holder is entitled to receive pursuant to Section 3.01(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. The Merger Consideration shall be paid by check, or at the request of a holder of Book-Entry Shares or Stockholder entitled to receive more than $50,000 of Merger Consideration, wire transfer. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article III. In the event of a transfer of ownership of any Shares that is not registered in the transfer record of the Company, it shall be a condition of payment that such Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.03(b),

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each Stock Certificate (including evidence of each Book-Entry Share) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III, without interest.

(c) Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in customary amount and upon such terms as the Surviving Corporation may reasonably determine are necessary as indemnity against any claim that may be made against it with respect to such Stock Certificate and the delivery to the Paying Agent of a duly executed letter of transmittal, the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a check, in the amount (after giving effect to any required Tax withholdings) equal to (i) the number of Shares represented by such Stock Certificate multiplied by (ii) the Merger Consideration.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately and eliminate the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in the number of, or with respect to, any Shares occurring on or after the date hereof and prior to (or in the case of any dividend or distribution, with a record date prior to) the Effective Time.

(e) Termination of the Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the Stockholders 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation (subject to abandoned property, escheat and similar Laws), and any Stockholder who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 3.01(a). Any portion of the Exchange Fund remaining unclaimed by any Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Paying Agent, Parent, Company, or the Surviving Corporation shall be liable to any Stockholder for any Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Laws.

(g) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of the Shares such amounts as are required to be deducted or withheld therefrom under the Code and any regulations promulgated thereunder or any provision of any other applicable Laws. To the extent that such amounts are so deducted and withheld by the Paying Agent, Parent or the Surviving Corporation, (i) such amounts shall be

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treated for all purposes under this Agreement as having been paid to such holder or former holder to whom such amounts would otherwise have been paid and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to promptly pay over such amounts to the applicable Governmental Authority.

Section 3.04 No Transfers. At the Effective Time (a) the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time and (b) any Stockholders holding the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided under this Agreement or by applicable Laws. On or after the Effective Time, any Stock Certificates or Book-Entry Shares presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be cancelled and, except for the Excluded Shares, exchanged for the cash consideration to which the holders thereof are entitled pursuant to Sections 3.01(a) or 3.02.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section of the Company Disclosure Letter (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section) and (b) as and to the extent set forth in the Company SEC Reports filed at least two Business Days prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after such date and excluding any risk factor disclosures contained under the heading “Risk Factors”, or any disclosure of risks included in any “forward-looking statements” disclaimer; it being further agreed that (i) any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent from the text of such information contained in such Company SEC Report and (ii) no information disclosed in any such Company SEC Report shall be deemed to qualify or modify the representations and warranties set forth in Sections 4.02, 4.03 and 4.18), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01 Organization and Qualification. Each of the Company and each Company Subsidiary that is a “significant subsidiary” within the meaning of Regulation S-X (a “Significant Company Subsidiary”) is a legal entity duly incorporated or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization and has full corporate or similar power and authority necessary to own or hold its properties and to conduct the business in which it is now engaged. Each of the Company and each Significant Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character

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of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has furnished or otherwise made available to Parent a true, correct and complete copy of the certificate of incorporation, bylaws or equivalent organizational documents, each as amended or modified to date, of the Company and each Significant Company Subsidiary as in effect as of the date of this Agreement. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Significant Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents in any material respect.

Section 4.02 Capitalization. The authorized share capital of the Company consists of 200,000,000 Shares and 10,000,000 shares of preferred stock, $0.01 par value per share, of the Company. As of the date of this Agreement: (a) 118,497,872 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable; (b) no shares of the preferred stock of the Company are issued and outstanding; and (c) no Shares are held in the treasury of the Company. Section 4.02 of the Company Disclosure Letter sets forth a complete and correct list of the holders of issued and outstanding Company Options, Company Restricted Shares and Company Restricted Phantom Shares, including: (i) the number of Shares subject to such Equity Award and (ii) with respect to Company Options, the grant date and the exercise price per Share. The exercise price of each Company Option was at least equal to the fair market value of a Share on the date of grant. Except as set forth in this Section 4.02, and except for this Agreement and the Transactions, there are no issued, reserved for issuance or outstanding: (A) shares of capital stock or other voting securities of or ownership interests in the Company; (B) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company; (C) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock, voting securities or other equity interests of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company; or (D) restricted shares, stock options, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any Company Securities. None of the Company Securities are owned by any Company Subsidiary.

Section 4.03 Authority Relative to This Agreement; Opinion of Financial Advisor.

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(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger, in each case, subject only to the approval and adoption of the Merger by the affirmative vote of (i) the holders of at least a majority of the issued and outstanding Shares and (ii) the holders of at least a majority of the issued and outstanding Shares other than the Axar Shares and the Insider Shares (collectively, the “Requisite Company Vote”), in each case of (i) and (ii) in accordance with the Company’s certificate of incorporation and bylaws and Section 251 of the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Special Committee is composed of three members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management. The Company Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee, has: (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and its Stockholders (other than the holders of the Excluded Shares and Insider Shares); (ii) determined that the Merger is in the best interests of the Company and the Stockholders (other than the holders of the Excluded Shares and the Insider Shares), and declared that it is advisable for the Company to enter into this Agreement with Parent and Merger Sub; (iii) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; and (iv) subject to the terms of this Agreement (including Section 8.04), resolved to recommend that the Stockholders adopt this Agreement (including the recommendation of the Special Committee, the “Company Recommendation”). The Company Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the Stockholders for their adoption.

(c) The Special Committee has received the written opinion of Kroll, LLC, operating through its Duff & Phelps Opinions Practice (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the Stockholders (other than Parent, Merger Sub, the holders of the Axar Shares, the holders of the Insider Shares and the holders of the Dissenting Shares) is fair, from a financial point of view, to such Stockholders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement.

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Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth a complete and correct list of the Company Subsidiaries. All equity interests in or other voting securities of the Company Subsidiaries held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests in and voting securities of the Company Subsidiaries owned by the Company or any Company Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than the Permitted Liens. There are no issued, reserved for issuance or outstanding: (a) securities of the Company or any Company Subsidiary convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Company Subsidiary; (b) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Significant Company Subsidiary or obligating the Company or any Significant Company Subsidiary to issue or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Significant Company Subsidiary; or (c) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Significant Company Subsidiary (the items in clauses (a) through (c), together with any equity interests in or voting securities of the Significant Company Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). Except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation of the Merger: (i) conflicts or will conflict with, or constitutes or will constitute a violation of, the certificate of incorporation, bylaws or similar organizational documents of the Company; (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of or a default under (or an event that, with notice or lapse of time or both, would constitute such a breach or violation of or default under), any material Contract to which the Company or any of the Significant Company Subsidiaries is a party, by which any of them is bound or to which any of their respective properties or assets is subject; (iii) violates or will violate in any material respect any Law to which the Company or any of the Significant Company Subsidiaries, or any of their respective properties or assets may be subject; or (iv) will result in the creation or imposition of any material Lien upon any property or assets of the Company or any the Significant Company Subsidiaries.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger will not, require any consent, approval, authorization or permit of, or filing with or

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notification to, any Governmental Authority, by or on behalf of the Company, except: (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Schedule 14A with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the SEC, if any, on such documents); (ii) for compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”); (iii) for the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL; and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance with Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary is, and for the past two years has been, in possession of all grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”); (ii) each of the Company and each Company Subsidiary is, and for the past two years has been, in compliance with the terms of the Company Permits and all of the Company Permits are valid and in full force and effect; and (iii) no suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

(b) Neither the Company nor any Company Subsidiary is, or has in the last two years been, in violation of any Law applicable to the Company or such Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice or communication of any non-compliance with any applicable Laws that has not been cured, except for any non-compliance, defaults, breaches or violations that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries.

Section 4.07 SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since December 31, 2021 (the forms, reports schedules, statements and documents filed since December 31, 2021 and those filed subsequent to the date hereof, including any amendments thereto, with respect to any periods, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed, conformed in all material respects to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not, at the time they were filed or, in the case of any filing pursuant to the Securities Act, as of the date of

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effectiveness of such filing, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made therein, not misleading.

(b) The Company and the Company Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Company consolidated financial statements in conformity with United States generally accepted accounting principles (“GAAP”) and to maintain accountability for its assets and liabilities; (iii) access to the assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company and the Company Subsidiaries have established and maintain disclosure controls and procedures (to the extent required by and as defined in Rules 13a- 15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as of and for the year ended December 31, 2021, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(d) The Company and its directors or officers, in their capacities as such, are in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(e) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in accordance with GAAP.

(f) The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement, no Company Material Adverse Effect has occurred. The

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Company has complied with its payment obligations under the Indenture. Neither the Company nor any Significant Company Subsidiary has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy insolvency, reorganization, receivership, liquidation or winding up nor does the Company have any knowledge or reason to believe that any of its or any Significant Company Subsidiaries’ respective creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact that would reasonably lead a creditor to do so. The Company individually, and the Company and its Subsidiaries, on a consolidated basis, are not as of the date hereof and, after giving effect to the transactions contemplated by this Agreement, will not be insolvent. Since December 31, 2021, and other than the Transactions, the Company and its Significant Company Subsidiaries have conducted their business in the ordinary course of business, preserved intact their existence and business organization, permits, goodwill and business relationships with customers, suppliers, licensors, distributors and others having significant business relationships with the Company and Significant Company Subsidiaries.

Section 4.09 Absence of Litigation.

(a) Except as set forth in Section 4.09(a) of the Company Disclosure Letter, there is not, and in the past two years there has not been, any litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request or similar proceeding (an “Action”) pending to which the Company or any Company Subsidiary is a party or to which any property or asset of the Company or any Company Subsidiary is subject that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which challenge the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the Transactions and, to the knowledge of the Company, no such Actions are, or in the past two years have been, threatened by any Governmental Authority or others.

(b) Neither the Company nor any Company Subsidiary nor any share, security, equity interest, or property or asset, of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, in each case, individually or in the aggregate, be material to the Company and Company Subsidiaries, taken as a whole.

Section 4.10 Labor and Employment Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is, and for the past two years has been, in compliance with all applicable labor and employment Laws, including all such Laws enacted in connection with the novel coronavirus (COVID-19) pandemic or otherwise relating to: (i) wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; (ii) the collection and payment of withholding and/or social security Taxes and any similar Tax; and (iii) deductions, payments and contributions of retirement insurance,

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medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective current or former employees, contractors, subcontractors, agents or other persons engaged by the Company or any Company Subsidiary in connection with their businesses (collectively, “Company Personnel”), including controversies with respect to the items listed in Section 4.10(a) whether directly between the Company or any Company Subsidiary and any Company Personnel or before or involving any Governmental Authority; (ii) there are no collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and to which the Company or any Company Subsidiary is a party to or bound by; (iii) there are no labor unions or other organizations representing or purporting to represent any Company Personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (iv) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before any Governmental Authority; and (v) there is no strike, slowdown, work stoppage or lockout, or similar activity or, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the past two years.

(c) The consummation of the Transactions will not (either alone or together with any other event) entitle any individual Company Personnel to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation. No amount payable or economic benefit to be provided to any individual Company Personnel in connection with the consummation of the Transactions is expected to or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 4.11 Real Property; Title to Assets.

(a) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. There are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Company Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries.

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(b) All current leases and subleases of real property entered into by the Company or a Significant Company Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no, under any of such leases, existing default or event of default by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

Section 4.12 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries either own or have the right to use (in each case, free and clear of any Liens other than Permitted Liens) all Intellectual Property used in or necessary for the conduct of its business; (b) neither the Company nor any Company Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party; (c) neither the Company nor any Company Subsidiary has received written notice of any claim that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or misappropriates any Intellectual Property rights of any third party; (d) the consummation of the Transactions will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of the Company Subsidiaries; and (e) the Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets and know-how (“Trade Secrets”) owned, used or held for use by the Company or any of its Subsidiaries.

Section 4.13 Taxes.

(a) The Company and each Significant Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by them and have paid and discharged all Taxes due and payable (whether or not shown on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) All Tax Returns filed by the Company and each Significant Company Subsidiary are true, accurate and complete.

(c) The U.S. federal and other income and franchise Tax Returns of the Company and each Significant Company Subsidiary through the Tax year ended 2010 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) No Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Significant Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(e) There are no pending or, to the knowledge of the Company, threatened Actions against or with respect to the Company or any Significant Company Subsidiary in respect of any Tax or Tax asset.

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(f) The Company and the Significant Company Subsidiaries have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.

(g) Neither the Company nor any Significant Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

Section 4.14 Material Contracts.

(a) Except for: (i) this Agreement; (ii) any Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement that is disclosed in the Company SEC Reports; or (iii) as set forth in Section 4.14(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by (the Contracts referred to in the foregoing clauses (ii) and (iii) and each of the following Contracts described in this Section 4.14(a), collectively, the “Material Contracts”):

(A) any Contract that is required to be filed by the Company pursuant to Item 15 of Form 10-K under the Exchange Act;

(B) any Contract relating to the purchase or sale of any Company Securities or any Company Subsidiary Securities;

(C) any Contract relating to any credit, loan or facility arrangement, guarantee or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) of more than $500,000, other than any Indebtedness entirely between or among any of the Company and any Company Subsidiary;

(D) any joint venture Contract, strategic cooperation or partnership arrangements, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any third party, in each case that is material to the business of the Company and the Company Subsidiaries taken as a whole;

(E) any Contract relating to any acquisition by the Company or any Company Subsidiary involving consideration in excess of $5,000,000 pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;

(F) any Contract that limits, or purports to limit, the ability of the Company or any Company Subsidiary to compete in any material line of business or with any person or entity or in any geographic area or during any period of time;

(G) any Contract involving the payment or receipt of amounts by the Company or any Company Subsidiary of more than $1,000,000 annually;

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(H) any Contract with any surety providers;

(I) any Contract relating to (x) the acquisition of a business or entity, or substantially all the assets of a business or entity or (y) the disposition of any material assets or properties, in each case whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise that entered into but not yet closed and involving consideration in excess of $5,000,000; or

(J) any Contract prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiary, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of any guaranty by the Company or any Company Subsidiary.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party to a Material Contract is in breach or violation of, or default under, or has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim or notice of default under any Material Contract; and (iv) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract.

Section 4.15 Insurance.

(a) All insurance policies of the Company and the Significant Company Subsidiaries are in full force and effect.

(b) The Company has no reason to believe that it or any Significant Company Subsidiary will not be able to renew its insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

(c) The Company and the Significant Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as management has determined to be prudent in accordance with industry practice for companies engaged in businesses similar to that of the Company and the Significant Company Subsidiaries (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Impact, neither the Company nor any Significant Company Subsidiary is in breach or default of any insurance policies.

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Section 4.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated.

(b) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no Release of any Hazardous Materials at or on any property owned or operated (currently or formerly) by the Company or any Company Subsidiary or, to the knowledge of the Company, any Release of Hazardous Materials of the Company or any Company Subsidiary at any property or location where Hazardous Materials are stored, transported, treated or disposed of on behalf of the Company or any Company Subsidiary.

(c) Neither the Company nor any Significant Company Subsidiary has received from a Governmental Authority a written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Authority.

(d) Neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Action, relating to non-compliance with any Environmental Laws or any other liabilities pursuant to or arising in connection with any Environmental Laws, Environmental Permits or Hazardous Materials except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries specifically for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to information related to the Item 13 Matters, for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

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Section 4.18 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of the Company, including the Company Board and any committees thereof.

Section 4.19 Antitakeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 5.07 are true and accurate, the Company has taken all action necessary so that any restriction on a “business combination” with the Company, as such term is defined in Section 203 of the DGCL, will not apply to this Agreement, the Merger and the other Transactions, and, accordingly, no antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium,” “interested shareholder”, “business combination” or other antitakeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the Transactions. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

Section 4.20 Employee Benefit Plans.

(a) Section 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list of each material Benefit Plan as of the date hereof. The Company has made available to Parent or filed with the SEC prior to the date hereof copies of each Benefit Plan.

(b) Each Benefit Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and ERISA, the Code and all other applicable Laws. With respect to each Benefit Plan, the Company and each Significant Company Subsidiary has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all other applicable Laws.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS as to its qualified status or may rely upon an opinion letter from the IRS for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

(d) To the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Benefit Plan.

(e) All contributions required to be made to any Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the

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meaning of Section 419 of the Code or (ii) is unfunded. The amount by which the actuarial present value of all accrued benefits under any Benefit Plan (whether or not vested) exceeds the fair market value of the assets of such Benefit Plan is properly accrued and reflected on the Company Financial Statements.

(f) No Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA). No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment, other than: (i) health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA” XE "COBRA" \t "Error! Reference source not found.") or ERISA; (ii) coverage through the end of the calendar month in which a termination of employment occurs; or (iii) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries for a period of 12 or fewer months following such employee’s termination.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any Company Subsidiary, or result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.21 No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any Company Subsidiary or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed, and that Parent and Merger Sub do not rely on any such other representations and warranties or the accuracy or completeness thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01 Corporate Organization; Capitalization.

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(a) Each of Parent and Merger Sub is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed, as applicable, has the requisite power and has all material governmental licenses, authorizations, consents and approvals necessary to own its property or asset, whether real, personal or mixed, or tangible or intangible and carry on its business as its business is now being conducted.

(b) The authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. As of the date hereof, there are 100 shares of common stock of Merger Sub issued and outstanding, which have been duly authorized, validly issued, fully paid and are non-assessable and which are owned by Parent.

Section 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary company actions, and no other company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 5.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the certificate of incorporation (or equivalent organizational documents) of either Parent or Merger Sub; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected; or (iii) require any consent or other action by any person under, or result in any breach of or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of benefit to which Parent or Merger Sub is entitled, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract; except in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by

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Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) for compliance with the applicable requirements of Section 13 (including Rule 13e-3) of the Exchange Act and the rules and regulations promulgated thereunder; (ii) for compliance with the rules and regulations of the NYSE; (iii) for the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL; and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

Section 5.04 Financing. Parent and Merger Sub will, together with up to $10,000,000 in cash of the Company, have sufficient funds on hand as of the Closing to pay the Merger Consideration and the expenses related to their obligations hereunder.

Section 5.05 Litigation. As of the date hereof, (a) there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or Axar, and (b) neither Parent, Merger Sub nor Axar is subject to the provisions of any Law, in each case of (a) and (b), which would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

Section 5.06 Parent Information. None of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Merger Sub or Axar specifically for inclusion in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement. None of the information supplied by Axar to the Company in writing specifically for inclusion in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, at the time such document was filed with the SEC, or at any time such document is amended or supplemented, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.07 Ownership of Securities. As of the date hereof, other than 88,633,045 Shares beneficially owned by the Axar Vehicles, none of Axar, Parent, Merger Sub,

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AC Holdings, the Axar Vehicles, or any direct or indirect Subsidiary of Axar, Parent, Merger Sub, AC Holdings, or any Axar Vehicle (other than the Company and its direct or indirect Subsidiaries), beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares.

Section 5.08 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, asset, liability or obligation of any nature other than those incident to its formation and capitalization or pursuant to this Agreement or in connection with the Merger and the other Transactions. Merger Sub does not have any Subsidiaries.

Section 5.09 Certain Arrangements. Other than this Agreement, there is no Contract: (a) between Parent, Merger Sub or Axar, on the one hand, and any member of the Company’s directors, officers, employees or Stockholders, on the other hand, that relate in any way to the Transactions; (b) pursuant to which any Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration in connection with the Transactions; (c) pursuant to which any Stockholder has agreed to vote to approve this Agreement, the Merger or any of the Transactions or has agreed to vote against any Competing Transaction; or (d) pursuant to which any director of the Company has agreed to invest in Parent, Merger Sub, Axar, AC Holdings, or any Axar Vehicle.

Section 5.10 Brokers. Except for Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11 No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

ARTICLE VI[INTENTIONALLY OMITTED]

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X (such period, the “Covenant Period”), except as: (a) required by applicable Law; (b) set forth in Section 7.01 of the Company Disclosure Letter; (c) expressly contemplated, required or permitted by any other provision of this Agreement; or (d) consented to in writing by Parent (such exceptions, collectively, the

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“Conduct Exceptions”), the Company shall, and shall cause each Company Subsidiary to, conduct its businesses in all material respects in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, maintain in effect all of the Company Permits, keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and preserve the current relationships of the Company and the Company Subsidiaries with the Governmental Authorities, lenders, customers, suppliers and other persons with which the Company or any Company Subsidiary has relations. By way of amplification and not limitation, except for the Conduct Exceptions, during the Covenant Period the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, do any of the following:

(A) (I) amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents (whether by merger, consolidation or otherwise) or (II) amend any terms of any securities of the Company or any of the Company Subsidiaries;

(B) issue, deliver, sell, transfer, lease, assign, sublease, license, pledge, dispose of, abandon, grant, mortgage, encumber or subject to any Lien, or authorize the issuance, delivery, sale, transfer, lease, assignment, sublease, license, pledge, disposition, abandonment, grant, mortgage, encumbrance or subjection to any Lien of, (I) any shares of any Company Securities or Company Subsidiary Securities (including the grant of any equity or equity-based award in respect of Company Securities or Company Subsidiary Securities under a Company Equity Plan or otherwise), or (II) any property or asset (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Company Subsidiary having a current value in excess of $250,000 individually or $1,000,000 in the aggregate with other property or assets, except solely in the case of clause (II) with respect to obsolete assets or inventory in the ordinary course of business manner consistent with past practice or otherwise pursuant to the existing Contracts that have been disclosed to Parent prior to the date hereof;

(C) create any Company Subsidiary;

(D) (I) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares; (II) split, combine or reclassify any of its shares, other than dividends paid by a wholly-owned Company Subsidiary to its parent or another Company Subsidiary; or (III) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(E) reclassify, combine, split, subdivide or redeem or offer to redeem, or purchase, offer to purchase or otherwise acquire, directly or indirectly, any of its Company Securities (including Shares) or Company Subsidiary Securities, or any options, warrants, convertible securities or other rights exchangeable into or convertible

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or exercisable for any of its Company Securities (including Shares) or Company Subsidiary Securities;

(F) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company Subsidiary, other than the merger, consolidation, amalgamation or other combination of any wholly-owned Company Subsidiary with any other wholly-owned Company Subsidiary;

(G) (I) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, or make any capital contribution or investment in, any corporation, partnership, other business organization or any division thereof involving consideration of over $5,000,000; (II) acquire any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to any existing Contracts; (III) incur, assume, alter, amend or modify any Indebtedness; or (IV) authorize, or make any commitment with respect to, any capital expenditures that is not budgeted in the Company’s current plan approved by the Company Board as of the date hereof, other than, in the case of this clause (IV), expenditures consistent with past practice necessary to maintain existing assets in good repair;

(H) make any changes with respect to any financial accounting policies, methods or procedures, except as required by changes in statutory or regulatory accounting rules, GAAP or applicable Laws and as agreed to by its independent public accountants;

(I) enter into, or materially amend, or modify or consent to the termination of any Material Contract or lease for real property or any other Contract which was, or would have been a Material Contract if in effect on the date of this Agreement, or amend, waive, modify, release, assign or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(J) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company’s balance sheet as included in the Company SEC Reports, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

(K) settle, or offer or propose to settle any Action;

(L) enter into a new line of business or abandon or discontinue any existing line of business;

(M) make, revoke or change any material Tax election, materially amend any Tax Return or waive any statute of limitations with respect to any material Tax claim or assessment, enter into any closing agreement with respect to Taxes,

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surrender any right to claim a material refund of Taxes, settle or finally resolve any controversy with respect to material Taxes for an amount in excess of the amount reserved or provided therefor in the financial statements, change any annual accounting period, or change any method of Tax accounting or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of the Company Subsidiaries being required to include an item of income in, or exclude a deduction from, a Tax Return for a period beginning after the Closing Date;

(N) except as required by the terms of any existing Company benefit or compensatory plan, agreement or arrangement (I) increase or amend the compensation payable or benefits provided to any Company Personnel, or (II) establish, adopt or amend any stock option, restricted stock or other benefit plan or arrangement;

(O) adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(P) make or forgive any loan to any other person (other than the advancement of expenses to its employees, officers or directors in connection with the performance of their duties in the ordinary course of business consistent with past practices); or

(Q) agree, authorize or enter into any agreement to take any of the actions prohibited by this Section 7.01.

Section 7.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, during the Covenant Period, it shall not, except as required by applicable Law or as expressly contemplated, required or permitted by any other provision of this Agreement: (a) in the case of Merger Sub, undertake any businesses or activities other than in connection with this Agreement and the Transactions, including the Merger; or (b) enter into any agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would be reasonably likely to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement and Schedule 13E-3. As promptly as reasonably practicable following the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare and, promptly after the Go Shop Period End Date (or earlier, if the Special Committee so directs), shall cause to be filed with the SEC a proxy statement (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and a

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Rule 13e-3 transaction statement on Schedule 13E-3 (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”), in each case relating to the authorization and adoption by the Stockholders of this Agreement and the Transactions, including the Merger. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company, with the assistance of, and after consultation with, Parent and Merger Sub, shall use its reasonable best efforts to: (a) respond, as promptly as reasonably practicable, to any comments received from the staff of the SEC with respect to such filings of the Proxy Statement and the Schedule 13E-3; (b) prepare and file, as promptly as reasonably practicable, any amendments or supplements necessary to be filed in response to any such comments or as required by Law; (c) have cleared by the staff of the SEC the Proxy Statement and the Schedule 13E-3; and (d) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Stockholders any supplement or amendment to the Proxy Statement or the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting. Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such party to the other parties as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3 and of any requests by the SEC or its staff for any amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall promptly provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide the Company with copies of any requests by the SEC or its staff for any amendments or supplements to the Schedule 13E-3 and with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing of the Proxy Statement and the Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent a reasonable opportunity to review and comment on such document or response and (ii) consider in good faith all comments proposed by Parent and its Representatives. If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Merger Sub or Parent which should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders.

Section 8.02 Stockholders’ Meeting.

(a) The Company shall, as promptly as reasonably practicable after the SEC confirms that it has no further comments on, or otherwise clears, the Schedule 13E-3 and the

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Proxy Statement: (i) establish a record date for a meeting of the Stockholders (such meeting or any adjournment or postponement thereof, the “Stockholders’ Meeting”) for the purpose of voting to approve and adopt this Agreement and the Transactions, including the Merger, in accordance with the DGCL; (ii) mail or cause to be mailed the definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to appraisal rights) to the Stockholders as of the record date established for the Stockholders’ Meeting; and (iii) duly convene and cause to occur the Stockholders’ Meeting; provided that the Company may postpone or adjourn the Stockholders’ Meeting, (A) if at the time the Stockholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, or (B) to allow reasonable time for the solicitation of proxies for the purpose of obtaining the Requisite Company Vote or for the filing and mailing of any supplemental or amended disclosure, which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Laws, and for such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Stockholders’ Meeting (provided that the periods covered by this clause (B) shall in no event to exceed 20 Business Days in the aggregate without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned)).

(b) Except as permitted by Section 8.04(f), the Company Board shall (i) recommend to the Stockholders that they approve and adopt this Agreement, and shall include such recommendation in the Proxy Statement, and (ii) use its reasonable best efforts to (A) solicit from the Stockholders proxies in favor of the authorization, approval and adoption of this Agreement and the Transactions, including the Merger, and (B) take all other actions necessary or advisable to secure the Requisite Company Vote. The Company shall advise Parent on a current basis prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Requisite Company Vote.

(c) At the Stockholders’ Meeting, Parent shall cause all Shares held by it and the Axar Vehicles to be present and at the meeting and shall vote, and shall cause the Axar Vehicles to vote, or cause to be voted, all Shares held by such persons in favor of: (i) the approval and adoption of this Agreement and the Transactions, including the Merger; (ii) any matters necessary for the consummation of the Transactions; and (iii) any adjournment or postponement of the Stockholders’ Meeting or other annual or special meeting of the Stockholders of the Company, however called, at which any of the above matters are to be considered (and any adjournment or postponement thereof) if the Company is entitled to postpone or adjourn such meeting pursuant to Section 8.02(a).

Section 8.03 Access to Information.

(a) During the Covenant Period, but subject to applicable Laws, upon reasonable advance notice from Parent, the Company and the Company Subsidiaries shall: (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records and personnel of such person; (ii) provide to Parent and its Representatives such financial and operating data and other information as such persons may

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reasonably request; and (iii) instruct their employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation in connection with the Transactions; provided that neither the Company nor any Company Subsidiary shall be required to (A) take or allow actions that would unreasonably interfere with its operation of the business or (B) provide access to or furnish any information if doing so would violate any applicable Laws or where such access to information would reasonably be expected to involve the waiver of any privilege so long as the Company or such Company Subsidiary has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise its privilege with respect thereto.

(b) No investigation pursuant to this Section 8.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 8.04 Go-Shop; No Solicitation.

(a) Go-Shop.

(i) During the period (the “Go-Shop Period”) commencing on the date of this Agreement and ending at 11:59 p.m. New York City time on the day that is 60 days after the date of this Agreement (the “Go-Shop Period End Date”) the Company and its Representatives, acting at the direction and under the supervision of the Special Committee, shall be permitted to (A) solicit, initiate, propose, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Transaction and (B) engage in discussions and negotiations with, and furnish access to the personnel, business, properties, assets, information, work papers and books and records of the Company and the Company Subsidiaries to any Third Party in connection with a Competing Transaction or any inquiry, discussion, offer or request that may lead to a Competing Transaction; provided that, prior to furnishing such information or affording such access, the Company has (I) entered into an Acceptable Confidentiality Agreement with such person and (II) previously provided or made available (or substantially concurrently provides or makes available) such information to Parent. Notwithstanding anything in this Section 8.04(a) to the contrary, the Company shall not, and shall not permit its Subsidiaries to, reimburse or agree to reimburse the expenses of any Third Party (other than the Company’s Representatives) in connection with a Competing Transaction or any other such inquiry, discussion, offer or request.

(ii) On the Go-Shop Period End Date (A) the Company shall, and shall cause each of the Company Subsidiaries and each of its and their Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party (other than Excluded Parties) relating to any Competing Transaction or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Transaction and (B) the Company shall as promptly as possible request each Third Party (other than any Excluded Party) that has previously executed a confidentiality or similar agreement in connection with its consideration of a Competing Transaction to return to the Company or destroy any non-public information

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previously furnished or made available to such person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such person.

(iii) As promptly as reasonably practicable following the determination by the Special Committee that a person is an Excluded Party and, in any event, no later than two Business Days after the earlier of (i) the date of such determination and (ii) the Go-Shop Period End Date, the Company shall deliver to Parent on behalf of the Special Committee a written notice setting forth (I) the identity of each Excluded Party and (II) a reasonably detailed summary of the material terms and conditions of any pending Competing Transaction Acquisition Proposal made by such Excluded Party (it being understood that price per share, transaction structure (to the extent part of the Competing Transaction), closing conditions and financing provisions shall be considered material terms of any such pending Competing Transaction).

(b) No Solicitation. Except as set forth in Section 8.04(c), from and after the Go-Shop Period End Date through the remainder of the Covenant Period:

(i) the Company agrees that it shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or their Representatives to, directly or indirectly: (A) solicit, initiate or knowingly encourage or facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its Stockholders) that relates to, constitutes, or could reasonably be expected to lead to, any Competing Transaction; (B) furnish nonpublic information to or afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any person in furtherance of such inquiries, proposals or offers or to obtain a proposal or offer for a Competing Transaction; (C) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to or otherwise knowingly assist or cooperate with, any person or entity in furtherance of such inquiries, proposals or offers or to obtain a proposal or offer for a Competing Transaction; (D) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction; or (E) release any Excluded Party or any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; and

(ii) the Special Committee or the Company Board shall not: (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (B) adopt, approve or recommend, or propose to adopt, approve or recommend, any Competing Transaction; (C) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement; (D) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days

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after the commencement of such Competing Transaction; or (E) resolve or publicly announce its intention to do any of such actions under clauses (A) through (D) of this clause (ii) (any of such actions under clauses (A) through (E) of this clause (ii) being referred to as a “Change in Company Recommendation”); or (F) recommend that the Company or any of the Company Subsidiaries to enter into any letter of intent, acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an “Alternative Acquisition Agreement”).

(c) Exceptions. Notwithstanding Section 8.04(b) and without limiting Section 8.04(a), at any time prior to the receipt of the Requisite Company Vote:

(i) the Company and its Representatives, acting at the direction and under the supervision of the Special Committee, may (A) engage in negotiations or discussions with (I) any Excluded Party and its Representatives or (II) any Third Party (which may include a Third Party that the Company engaged with during the Go-Shop Period) and its Representatives that, in each case of this clause (II), has, after the Go-Shop Period End Date, made a written proposal for a Competing Transaction that did not result from a breach of this Section 8.04 (provided that, the Company may engage in such discussions if and only to the extent that the Special Committee determines, after consultation with outside legal counsel and the Financial Advisor, that such Competing Transaction constitutes or is reasonably likely to lead to a Superior Proposal) and (B) furnish to any such Excluded Party or Third Party and their Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent) with such Excluded Party or Third Party (provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Excluded Party or Third Party and/or any of their respective Representatives);

(ii) subject to compliance with Section 8.04(f), the Special Committee may make a Change in Company Recommendation (A) in connection with a Superior Proposal or (B) in response to an Intervening Event; and

(iii) subject to compliance with the procedures set forth in Section 8.04(f) and Section 10.03(b), the Company, acting at the direction and under the supervision of the Special Committee, may terminate this Agreement if the Special Committee has made a Change in Company Recommendation in connection with a Superior Proposal;

(d) From and after the Go-Shop Period End Date, the Company, acting at the direction and under the supervision of the Special Committee, shall promptly notify Parent (and in any event within 24 hours after the Company has knowledge thereof), of any proposal, offer or inquiry from any person (including a request for information), regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction, specifying:

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(i) the identity of such person; (ii) the material terms and conditions thereof; and (iii) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed on a reasonably current basis (and in any event within 24 hours of the occurrence of any material changes, developments or discussions) of the status and terms of any such proposal, offer or inquiry and of any material changes in the status and terms thereof. Without limiting the foregoing, the Company, acting at the direction and under the supervision of the Special Committee, shall (A) promptly notify Parent in writing if it determines to initiate any action concerning a proposal, offer or inquiry, in each case as permitted by this Section 8.04, and (B) provide Parent with at least 24 hours prior notice of any meeting of the Special Committee at which the Special Committee is reasonably expected to consider any inquiry, proposal or offer relating to any Competing Transaction.

(e) It is agreed that (i) any violation of the restrictions on the Company set forth in this Section 8.04 by any of the Company Subsidiaries or any of its or their Representatives shall be deemed to be a breach of this Section 8.04 by the Company and (ii) that all authority under this Section 8.04 rests with, and the Company Board shall not take any action contemplated by this Section 8.04 unless such action has previously been authorized and approved by, the Special Committee; provided that, for the avoidance of doubt, the Special Committee does not have the authority to direct, approve and/or authorize the Company to enter into an Alternative Acquisition Agreement, which shall be a decision of the Company Board.

(f) The Special Committee shall not make or authorize a Change in Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 10.03(b) unless:

(i) the Company shall have complied with its obligations under this Section 8.04;

(ii) the Company, acting at the direction and under the supervision of the Special Committee, shall have notified Parent in writing, at least four Business Days’ (the “Notice Period”) prior to such action, of its intention to do so, specifying in reasonable detail the reasons for such Change in Company Recommendation and/or such termination (which notice shall not constitute a Change in Company Recommendation or termination), attaching (A) in the case of a Change in Company Recommendation to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.03(b), the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party proposing the Competing Transaction, or (B) in the case of a Change in Company Recommendation to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Change in Company Recommendation;

(iii) the Company, acting at the direction and under the supervision of the Special Committee, has negotiated, and has caused its Representatives to negotiate, reasonably and in good faith with Parent during the Notice Period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such

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Superior Proposal or Intervening Event and that would be binding on Parent if accepted by the Company; and

(iv) following the end of the Notice Period, the Special Committee shall have determined, after consultation with outside legal counsel and the Financial Advisor, and after giving due consideration to any revisions proposed by Parent, that (A) in the case of a Change in Company Recommendation to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.03(b), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent and not withdrawn were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and opportunity for Parent to negotiate any revisions to the terms of this Agreement; provided that for the purposes of such new notification, the Notice Period shall be deemed to be three Business Days), and (B) in the case of a Change in Company Recommendation to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Change in Company Recommendation (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided that for the purposes of any such new notification, the Notice Period shall be deemed to be three Business Days).

(g) Nothing contained in this Section 8.04 shall be deemed to prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to the Stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Stockholders to comply with applicable Law; provided that, except as otherwise expressly permitted herein, the Special Committee and the Company Board shall expressly reaffirm the Company Recommendation in such disclosure.

Section 8.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, advances of expenses and indemnification than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were former or present directors or officers of the Company, unless such modification shall be required by applicable Laws. The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements by and among the Company and its directors and officers as in effect on the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company.

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(b) The Surviving Corporation shall maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance policies of the Company or the Company Subsidiaries with respect to matters occurring or allegedly occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”), on terms and subject to conditions no less favorable than those in effect on the date hereof and with reputable carriers having a rating comparable to the current carrier; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than the current policy; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 8.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (and in such case shall purchase as much of such coverage as possible for such amount). In lieu of the foregoing policies, the Surviving Corporation may, at its option, purchase a six-year “tail” prepaid policy on terms and subject to conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company as of the date hereof. To the extent such “tail” prepaid policies have been obtained, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of the Surviving Corporation under this Section 8.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 8.05, from and after the Effective Time, the Surviving Corporation shall comply with all of its obligations, and shall cause the Company Subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, obligations, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation (“Indemnity Proceeding”), whether civil, criminal, administrative or investigative, and whether initiated by the Company, the Surviving Corporation, any Governmental Authority or any other party, based in whole or in part on, arising out of, relating to or in connection with: (i) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary; (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided to each such person under the Company’s or such Company Subsidiaries’ organizational documents or agreements in effect on the date hereof and to the fullest extent as permitted by the DGCL or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; or (iii) any acts or omissions in such persons’ official capacity as an officer, director or other fiduciary of the Company or any Company Subsidiary, or of any other entity if such service was at the request or for the benefit of the Company or any Company Subsidiary (the matters described in clauses (i)-(iii), the “Indemnified Matters”); provided that, in the case of each clause (i)-(iii) above, such indemnification shall be subject to any limitation imposed from time to time under applicable Law, and, if required by any applicable Law, such person shall have provided the Surviving Corporation with a written undertaking to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this

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Section 8.05(c). In any event any Indemnity Proceeding is brought against a person entitled to indemnity under this Section 8.05, due notice thereof shall be given to the Surviving Corporation and the person seeking indemnification and the Surviving Corporation (or applicable Company Subsidiary) shall each use its commercially reasonable efforts to cooperate in the defense of such Indemnity Proceeding; provided that the Surviving Corporation shall control such defense and the person seeking indemnification shall not settle or compromise, or offer to settle or compromise, such Indemnity Proceeding; provided, further, that the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding without the prior written consent of such person (which shall not be unreasonably withheld, delayed or conditioned) to the extent the terms of the proposed settlement, compromise or judgment involve any non-monetary relief from such person or would impose any monetary damages or other obligations on any such Indemnified Party in excess of the amount fully and irrevocably paid and discharged on behalf of such Indemnified Party by the Surviving Corporation, Company, the Company Subsidiaries, any other person on behalf of the Surviving Corporation, Company, and/or Company Subsidiaries (any of the foregoing, an “Indemnifying Party”), or any insurance policy obtained by or on behalf of any Indemnifying Party.

(d) The obligations of the Indemnifying Parties under this Section 8.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party.

(e) The obligations of the Surviving Corporation and the Company Subsidiaries under this Section 8.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall succeed to and assume, and shall be able to perform, all of the applicable obligations set forth in this Section 8.05. In addition, if upon or following any merger, consolidation or sale of assets, the Surviving Corporation or any of its successors or assigns is or becomes a direct or indirect Subsidiary of another person, proper provision shall be made so that their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 8.05.

Section 8.06 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the knowledge of the Company or Parent, as the case may be, threatened in writing against the Company or any Company

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Subsidiary or Parent and any of its Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to the Transactions, including such person’s ability to consummate the Transactions; and

(d) any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.01, 9.02 and 9.03 not to be satisfied; together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and the other Transactions.

Section 8.08 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 8.09 Employees; Benefit Plans.

(a) Parent agrees that, for a period ending one year after the Effective Time, Parent will cause the Company or the Surviving Corporation, as applicable, to provide to each individual who is employed by the Company or its Subsidiaries immediately prior the Effective Time (each, a “Company Employee”) with the following while such Company Employee remains employed by the Parent, the Company or its Affiliates: (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage provided to such employee by the Company and its Subsidiaries immediately prior to the Effective Time; (ii) bonus opportunities (including annual and quarterly bonus opportunities and cash-based long-term incentive opportunities), sales and service incentive award compensation opportunities that are no less favorable in the aggregate to such employees than those provided to such employees by the Company and its Subsidiaries immediately prior to the Effective Time (excluding any

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value attributable to equity and equity-based compensation); (iii) pension and welfare benefits and perquisites (other than defined benefit pension benefits and retiree medical benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time; and (iv) severance benefits that are no less favorable than those set forth in the Company’s severance agreements with employees, policies, and programs in effect at the Effective Time.

(b) With respect to any employee benefit plan maintained by Parent or any Subsidiary of Parent (collectively, “Parent Benefit Plans”) in which any employee of the Company or its Subsidiaries or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to take commercially reasonable actions to: (i) recognize all service of such employees with the Company or any of its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting and entitlement to paid time, vacation or severance benefits where length of service is relevant, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits; (ii) waive any eligibility waiting periods and evidence of insurability requirements to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (iii) provide credit for any co-payments and deductibles incurred prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans that may apply as of or following the Effective Time as if such amounts had been paid in accordance with such Parent Benefit Plan.

(c) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms, all employment, severance, income continuity and change of control programs, plans or agreements between the Company and any employee of the Company and the Company Subsidiaries, including bonuses, incentives, severance payments or deferred compensation, in each case in existence on the date hereof and properly disclosed to Parent, as such programs, plans or agreements may be amended from time to time in accordance with their terms.

(d) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to the employees of the Company and its Subsidiaries and any beneficiaries and dependents thereof all benefits and compensation pursuant to the Company Benefit Plans, programs and arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of the Company, the Surviving Corporation or Parent to terminate, any employee for any reason; (ii) require the Company, the Surviving Corporation or Parent to continue any Benefit Plan or prevent the amendment, modification or termination thereof after

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the Effective Time; or (iii) amend any Benefit Plan or any other employee benefit plan, program or arrangement.

(f) No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any representative thereof, with respect to the compensation terms and conditions of employment and benefits that may be provided to any employee by the Company, Parent or the Surviving Corporation or under any Benefit Plan which the Company, Parent or the Surviving Corporation may maintain.

Section 8.10 Participation in Litigation. Prior to the Effective Time, (a) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened against such party and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any Actions of Stockholders (on their own behalf or on behalf of the Company) against the Company and/or its directors or Representatives relating to this Agreement or the Transactions at its own expense, and no such Action shall be settled or compromised without Parent’s prior written consent, which consent should not be unreasonably withheld, conditioned or delayed.

Section 8.11 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to the Closing, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Company Subsidiaries designated by Parent.

Section 8.12 Public Announcements. The initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any conference call with investors or analysts with respect to this Agreement or the Transactions and shall not issue or make any public statement or public disclosure regarding this Agreement or the Transactions without the prior written consent of the other party, except that (a) in respect of any such press release, communication, other public statement or conference call (i) as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system, no such consent shall be required, or (ii) with respect to a Change in Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee, in each case under this clause (ii), to the extent permitted under Section 8.04, no such consent or consultation shall be required, and (b) each party may make public statements that are substantially similar with prior press releases or other public statements or public disclosures made in compliance with this Section 8.12.

Section 8.13 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the SEC or the NYSE to cause the

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delisting of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.14 Takeover Statutes. If any takeover statute, including Section 203 of the DGCL, is or may become applicable to the Merger or any of the Transactions after the date hereof, each of Parent, the board of directors of Parent, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that such Transaction may be consummated as promptly as practicable on the terms and subject to the conditions contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on such Transaction.

Section 8.15 Rule 16b-3. Prior to the Effective Time, the Company shall take all actions reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.16 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense.

Section 8.17 Converted Parent Options. Prior to the Closing, each of the parties shall do, or cause to be done, all actions necessary, proper or advisable, to cause the holders of Converted Parent Options, and the holders of Parent Shares issued upon the exercise thereof, to have and be entitled to the rights and privileges with respect to such Converted Parent Options and Parent Shares as are set forth on Exhibit B hereto (with such changes thereto as the Special Committee and Parent may mutually agree), including (i) the assumption by Parent of the Company Equity Plan (with such changes thereto as shall be necessary, proper and advisable to effect to the conversion of the Company Options into Converted Parent Options in accordance with this Agreement and Exhibit B and otherwise to effect the purposes of Exhibit B) and (ii) the execution and delivery by Parent of the Parent Shareholders Agreement (as defined in Exhibit B).

ARTICLE IX
CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) the Requisite Company Vote shall have been obtained;

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(b) no injunction or other order or decree shall have been issued by a court of competent jurisdiction or other Governmental Authority that (i) prohibits or makes illegal the consummation of the Merger and/or the other Transactions or (ii) enjoins the Company, Parent or Merger Sub from consummating the Merger and/or the other Transactions; and

(c) no applicable Law shall have been enacted or promulgated after the date of this Agreement by a Governmental Authority the effect of which is to make illegal or otherwise prohibit the consummation of the Merger and/or the other Transactions.

Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) the representations and warranties of the Company contained in (i) Sections 4.01, 4.03, 4.18 and 4.19 shall be trued and correct in all material respects; (ii) in Section 4.02 and the first two sentences of Section 4.08 shall be true and correct in all respects, except for de minimis inaccuracies; and (iii) elsewhere in this Agreement shall be true and correct in all respects, except to the extent such failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, in each case of clauses (i)-(iii), (A) disregarding all “materiality” and “Company Material Adverse Effect” qualifications and (B) measured as of the date hereof and as of the Closing Date, as though made on and as of such date and time, except to the extent expressly made as of an earlier date, in which case as of such earlier date;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) no Company Material Adverse Effect of the type described in clause (a) of the definition thereof shall have arisen or occurred following the date of this Agreement; and

(d) the Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.02(a), 9.02(b) and 9.02(d).

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification of

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“materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent and Merger Sub;

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by then on or prior to the Closing; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by a senior executive officer or director of Parent, certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b).

Section 9.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply with this Agreement.

ARTICLE X
TERMINATION

Section 10.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent.

Section 10.02 Termination by Either the Company or Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by either the Company (acting upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a) the Merger shall not have been consummated on or before January 31, 2023 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.02(a) shall not be available to any party whose breach of any of its obligations under this Agreement has been the primary cause of the failure to consummate the Merger by the Termination Date;

(b) an injunction, order or decree shall have been issued by a court of competent jurisdiction or other Governmental Authority (which injunction, order, or decree shall have become final and non-appealable) that (i) prohibits or makes illegal consummation of the Merger and/or the other Transactions or (ii) permanently enjoins the Company, Parent or Merger Sub from consummating the Merger and/or the other Transactions; provided that the right to terminate this Agreement pursuant to this Section 10.02(b) shall not be available to any party whose breach of its obligations under Section

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8.07 or other material breach of this Agreement has been the primary cause of such injunction, order or decree; or any applicable Law shall have been enacted or promulgated after the date of this Agreement by a Governmental Authority, the effect of which is to make illegal or otherwise prohibit the consummation of the Merger and/or the other Transactions; or

(c) the Requisite Company Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor and concluded or at any concluded adjournment or postponement thereof.

Section 10.03 Termination by the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by the Company (acting upon the recommendation of the Special Committee), if:

(a) a breach or failure of any representation, warranty or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.01 or 9.03 not to be satisfied and such breach or failure is incapable of being cured by the Termination Date (it being understood that any breach of Parent’s obligations under Section 8.02(c) shall not be curable) or, if capable of being cured, is not cured within 10 Business Days of the receipt by Parent of written notice of such breach or failure from the Company (which notice shall specify in reasonable detail the nature of such breach or failure); provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 10.03(a) if it is then in breach of this Agreement; or

(b) prior to the receipt of the Requisite Company Vote, if the Special Committee has made a Change in Company Recommendation in connection with a Superior Proposal that Parent has not agreed in writing to participate in; provided that the Company, the Company Board and the Special Committee shall have complied with Section 8.04 with respect to such Superior Proposal;

(c) prior to the receipt of the Requisite Company Vote, in order to accept a Superior Proposal that Parent has agreed in writing to participate in, and concurrently therewith or immediately thereafter enter into a binding, definitive Alternative Acquisition Agreement that has been approved by Parent and the Company Board providing for the consummation of such Superior Proposal; or

(d) prior to the receipt of the Requisite Company Vote, if the Special Committee has made a Change in Company Recommendation in connection with an Intervening Event; provided that the Company, the Company Board and the Special Committee shall have complied with Section 8.04 with respect to such Intervening Event.

Section 10.04 Termination by Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by Parent, if:

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(a) a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.01 or 9.02 not to be satisfied and such breach or failure is incapable of being cured by the Termination Date or, if capable of being cured, is not cured within 10 Business Days of the receipt by the Company of written notice of such breach or failure from Parent (which notice shall specify in reasonable detail the nature of such breach or failure); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.04(a) if it is then in breach of this Agreement;

(b) the Company or any Company Subsidiary shall have breached Section 8.04 in any material respect;

(c) the Company shall have failed to include the Company Recommendation in the Proxy Statement for any reason;

(d) the Special Committee or the Company Board shall have effected a Change in Company Recommendation.

Section 10.05 Effect of Termination. The party terminating this Agreement pursuant to Sections 10.02, 10.03 or 10.04, as the case may be, shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that (a) the terms of Articles X and XI shall survive any termination of this Agreement and (b) subject to Section 10.07, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.

Section 10.06 Fees Following Termination.

(a) If the Agreement is terminated under any of the circumstances described in paragraphs (i) through (iv) of this Section 10.06(a), the Company shall be required to pay to Parent the applicable Termination Fee at the time and subject to such other conditions as may be set forth in such paragraph. Subject to Section 10.05, except as otherwise expressly provided for in this Section 10.06, Parent shall not be entitled to any termination fee, reimbursement of expenses, or other consideration in respect of any termination of this Agreement pursuant to any provision of this Article X.

(i) If this Agreement is terminated by Parent pursuant to Section 10.04(b), then the Company shall pay to Parent the applicable Termination Fee, in immediately available funds, within two Business Days after the effectiveness of such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 10.03(c), then the Company shall pay to Parent in immediately available funds the

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applicable Termination Fee, either before or simultaneously with and as a condition to such termination.

(iii) If this Agreement is terminated by the Company pursuant to Section 10.03(d), then the Company shall pay to Parent in immediately available funds the applicable Termination Fee, either before or simultaneously with and as a condition to such termination.

(iv) If: (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 10.02(a) (other than in circumstances where the Requisite Company Vote has been obtained) and at such time the conditions set forth in Sections 9.01(b) and (c) shall have been satisfied or (B) by Parent pursuant to Sections 10.04(a), 10.04(c) or 10.04(d); and (ii) after the date of this Agreement, a Competing Transaction shall have been publicly announced or otherwise been communicated to the Company, the Special Committee or the Company Board; and (iii) within six months following the date of such termination, (A) the Company or any of the Company Subsidiaries shall have entered into a definitive agreement with respect to or recommended to the Stockholders a Competing Transaction that is, in either such event, later consummated or (B) a Competing Transaction shall have been consummated, and in either such case Axar or the Axar Vehicles participate in such Competing Transaction on the same economic terms as the other stockholders of the Company (provided that, for the avoidance of doubt Axar or the Axar Vehicles may roll equity in any such transaction even if other stockholders of the Company are not given the same opportunity); and provided, further, that for purposes of this clause (iv), each percentage reference in the definition of Competing Transaction shall be deemed to be a reference to “50%”), then the Company shall pay the Termination Fee to Parent in immediately available funds, prior to or concurrently with the consummation of such Competing Transaction.

(b) In the event that Parent is entitled to a Termination Fee pursuant to Section 10.06(a), and the Company fails to pay such Termination Fee when due in accordance therewith, and in order to obtain the payment, Parent commences an Action which results in a judgment against the Company for such payment, the Company shall reimburse Parent for all reasonable and documented costs and expenses actually incurred or accrued by Parent (including fees and expenses of counsel) in connection with such Action, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to prime rate established by the Wall Street Journal Table of Money Rates on such date plus two percent. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(c) Each of the Company, Parent and Merger Sub acknowledges that: (i) the agreements contained in this Section 10.06 are an integral part of the Transactions; (ii) the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to Section 10.06(a) is not a penalty but rather constitutes an amount akin to liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in

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reliance on this Agreement and on the expectation of the consummation of the Transactions; and (iii) without the agreements contained in this Section 10.06, the parties hereto would not have entered into this Agreement.

Section 10.07 Limitations on Liability. Notwithstanding anything to the contrary in this Agreement but subject to Section 11.06, in the event that the Termination Fee is paid or payable pursuant to Section 10.06, Parent’s right to receive from the Company the Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub and the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, general or limited partners, shareholder or, assignees of, Parent or Merger Sub against the Company, the Company Subsidiaries, the direct or indirect stockholders of the Company or any of their respective Affiliates or Representatives (the “Non-Recourse Parties”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder, any failure to perform hereunder or other failure of the Transactions to be consummated. Upon payment of such amount, none of the Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall Parent be entitled to the Termination Fee on more than one occasion.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements (a) set forth in Articles II and III, Sections 8.05 and 8.12, and Articles X and XI and (b) that by their terms are to be performed in whole or in part after the Effective Time.

Section 11.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail; (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(i) if to the Company:

StoneMor Inc.

3331 Street Rd., Suite 200

Bensalem, PA 19020

Attention: Lorena L. Trujillo, VP, General Counsel & Secretary

Email: ltruj@stonemor.com

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with a copy to:

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia PA, 19130

Attention: F. Douglas Raymond, III

Elizabeth A. Diffley

Email: douglas.raymond@faegredrinker.com

elizabeth.diffley@faegredrinker.com

and

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attention: Thomas G. Spencer

Email: TGSpencer@duanemorris.com

(ii) if to Parent or Merger Sub:

c/o Axar Capital Management, LP

402 West 13th Street

New York, NY 10014

Attention: Andrew Axelrod

Email: aaxelrod@axarcapital.com

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman

Jeffrey Symons

Email: stuart.freedman@srz.com
jeffrey.symons@srz.com

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 11.04 Entire Agreement; Assignment. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement shall constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 8.05 and Section 10.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) with respect to Stockholders and only after the Effective Time, for the provisions setting forth the right of the Stockholders to receive the Merger Consideration in Article III. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 11.06 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies may not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, in addition to any other available remedies a Party may have in equity or at law, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an Injunction or Injunctions to prevent breaches of this Agreement by any party.

(b) Each party waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (A) the amount of time during which such Action is pending, plus 30 days or (B) such other time period established by the court presiding over such Action.

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Section 11.07 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

Section 11.08 Submission to Jurisdiction; Waivers.

(a) Each of the Company, Parent and Merger Sub irrevocably agrees that any Action arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in the Court of Chancery of the State of Delaware or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any court of the United States or any state court located in the State of Delaware (and each such party shall not bring any Action arising out of or relating to this Agreement or any of the Transactions in any court other than the aforesaid courts), and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that: (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08(b).

Section 11.09 Amendment. This Agreement may be amended by mutual written consent by the parties (and in the case of the Company, upon recommendation of the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval

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and adoption of this Agreement and the Transactions by the Stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that otherwise would require further approval of the Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 11.10 Waiver. At any time prior to the Effective Time, any party hereto may: (a) extend the time for the performance of any obligation or other act of any other party hereto; (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (c) subject to Section 11.09 and to the extent permitted by applicable Laws, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.11 Confidentiality. The confidentiality obligations of the Confidentiality Agreement shall continue in full force and effect until the earlier of the Effective Time or the termination of the Confidentiality Agreement in accordance with its terms.

Section 11.12 Counterparts. This Agreement may be executed and delivered (including by electronic transmission in PDF format or by e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

StoneMor Inc.

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	Chief Executive Officer and President

AXAR CEMETERY MERGER CORP.

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Chief Executive Officer

AXAR CEMETERY PARENT CORP.

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Chief Executive Officer

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